Free Writing Prospectus pursuant to Rule 433 dated November 25, 2025

Registration Statement No. 333-284538

v

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck Gold Miners ETF and the iShares® Silver Trust due December 29, 2028

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40058WAL0
Market Measures (each referred to as an “underlier,” and collectively as the “underliers”):	the VanEck Gold Miners ETF and the iShares® Silver Trust	Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

Fund underlying index:	with respect to the VanEck Gold Miners ETF, the index tracked by such underlier	Hypothetical Payout Profile (Maturity Payment Amount)

Security Performance
Lowest Performing Underlier Performance
Hypothetical pre-tax total rate of return
200
175
150
125
100
75
50
25
0
100%
70%
0
50
100
150
200
Hypothetical performance factor of lowest performing underlier on final calculation day

Pricing date:	expected to be December 30, 2025
Issue date:	expected to be January 5, 2026
Final calculation day:	expected to be December 26, 2028
Stated maturity date:	expected to be December 29, 2028
Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date

Ending price:	with respect to an underlier, the fund closing price of such underlier on the final calculation day

Performance factor:	with respect to an underlier on any calculation day, the quotient of (i) its fund closing price on such calculation day divided by its starting price (expressed as a percentage)

Lowest performing underlier:	for any calculation day, the underlier with the lowest performance factor on that calculation day
Automatic call:

If the fund closing price of the lowest performing underlier on any call date is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the June 2026 calculation day.

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing underlier on the final calculation day is less than its downside threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at stated maturity.

Any positive return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlier, but you will have full downside exposure to the lowest performing underlier on the final calculation day if the ending price of that underlier is less than its downside threshold price.

You should read the accompanying preliminary pricing supplement dated November 25, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated November 25, 2025
●
WFS product supplement no. 7 dated October 20, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Downside threshold price:	with respect to an underlier, 70% of its starting price
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $36.25 (equivalent to a contingent coupon rate of at least 14.50% per annum) (set on the pricing date) if, and only if, the fund closing price of the lowest performing underlier on the related calculation day is greater than or equal to its coupon threshold price.

Coupon threshold price:	with respect to an underlier, 70% of its starting price
Call settlement date:	the contingent coupon payment date immediately following the applicable call date
Calculation days:	quarterly, on the 24th day of each March, June, September and December, commencing March 2026 and ending September 2028, and the final calculation day
Call Dates:	quarterly, the calculation days commencing in June 2026 and ending in September 2028, inclusive
Contingent coupon payment dates:	quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlier on the final calculation day is greater than or equal to its downside threshold price: $1,000; or
•
if the ending price of the lowest performing underlier on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing underlier on the final calculation day

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 7, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 7, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 7, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlier
▪
You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Contingent Coupon, a Lower Coupon Threshold Price and/or a Lower Downside Threshold Price May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Additional Risks Related to the VanEck Gold Miners ETF

▪
The Policies of the VanEck Gold Miners ETF’s Investment Advisor and the Sponsor of the VanEck Gold Miners ETF’s Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the VanEck Gold Miners ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the VanEck Gold Miners ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The VanEck Gold Miners ETF and Its Fund Underlying Index Are Different and the Performance of the VanEck Gold Miners ETF May Not Correlate With the Performance of Its Fund Underlying Index
▪
The VanEck Gold Miners ETF Is Concentrated in Gold and Silver Mining Companies and Does Not Provide Diversified Exposure
▪
The VanEck Gold Miners ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets

▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities
▪
Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Securities Will Not
▪
The VanEck Gold Miners ETF Recently Changed The Index It Tracks

Additional Risks Related to the iShares® Silver Trust

▪
The Policies of the iShares® Silver Trust’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the iShares® Silver Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks
▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Price of the iShares® Silver Trust Is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Securities in Unforeseeable Ways
▪
Investing in Securities Linked to the iShares® Silver Trust is Not the Same as Investing Directly in Silver
▪
An Investment in the Securities Is Subject to Risks Associated with the London Bullion Market
▪
Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Securities
▪
The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.